BRITISH COLUMBIA

Number: BC1140815

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that NANO INNOVATIONS INC. was incorporated under the Business Corporations Act on November 9, 2017 at 02:14 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On November 9, 2017

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada